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                                                                    EXHIBIT 4.2

                            DATAMETRICS CORPORATION
                    EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

  Datametrics Corporation, a Delaware corporation (the "Company"), hereby adopts this Employee Qualified Stock Purchase Plan (the "Q.S.P. Plan").

  1. PURPOSE. The purpose of the Q.S.P. Plan is to assist employees of the Company and its Subsidiary Corporations in acquiring stock ownership interests in the Company, pursuant to a plan which qualifies as an "employee stock purchase plan" under Code Section 423. The Q.S.P. Plan is intended to help employees provide for their future security, and to encourage them to remain in the employ of the Company and its Subsidiary Corporations.

  2. DEFINITIONS. Whenever one of the following terms is used in the Q.S.P. Plan with the first letter or letters capitalized, it shall have the following meaning, unless the context clearly indicates to the contrary (such definitions to be equally applicable to the singular and plural forms of the terms defined):

    (a) "Administrator" shall mean the Company, acting through its Chief Executive Officer or his or her delegate.

    (b) "Authorization Card" shall mean the form prescribed by the Administrator, which shall include a form of stock purchase agreement pursuant to which an Eligible Employee shall purchase shares of Stock under the Q.S.P. Plan and a form of payroll deduction authorization pursuant to which such Eligible Employee shall authorize the Company or a Subsidiary Corporation to deduct such Eligible Employee's contributions under the Q.S.P. Plan.

    (c) "Base Pay" shall mean gross pay received by an Employee on each Payday as cash compensation for services to the Company or any Subsidiary Corporation, excluding overtime payments, incentive compensation, bonuses, fringe benefits, expense reimbursements, and other special-payments, except to the extent that the inclusion of any such item is specifically designated by the Administrator.

    (d) "Board of Directors" shall mean the Board of Directors of the Company.

    (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

    (f) "Company" shall mean Datametrics Corporation, a Delaware corporation.

    (g) "Effective Date" shall mean the first day of the Offer Period which shall be January 29, 1996.

    (h) "Eligible Employee" shall mean any Employee who satisfies the requirements of Section 4.

    (i) "Employee" shall mean any person who renders services to the Company or any Subsidiary Corporation in the status of an employee within the meaning of Code Section 3121(d). "Employee" shall not include any director of the Company or any Subsidiary Corporation who does not render services to the Company or any Subsidiary Corporation in the status of an employee within the meaning of Code Section 3121(d).

    (j) "Enrollment Period" shall mean, for each Semi-Annual Period of Participation, the two week period determined in accordance with Section 6(b); provided, however, that pursuant to Section 6(b) the Enrollment Period for the first Semi-Annual Period of Participation shall be the three week period immediately preceding the Effective Date.

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    (k) "Entry Date" shall mean the date an Eligible Employee is granted an
  Option during the Offer Period. The earliest Entry Date under the Q.S.P. Plan shall be the Effective Date. Subsequent Entry Dates under the Q.S.P. Plan shall be the first business day of July 1996; the first business day of January 1997; and the first business day of July 1997. Each Eligible Employee shall have no more than one (1) Entry Date at any time under the Q.S.P. Plan.

    (l) "Offer Period" shall mean the period beginning on the Effective Date and ending on December 31, 1997.

    (m) "Option" shall mean a right granted to an Eligible Employee to purchase shares of Stock under Sections 8(a) and 9 of the Q.S.P. Plan.

    (n) "Option Price" shall mean the per share exercise price of shares of Stock to be purchased pursuant to a semi-annual installment of an Option, as provided in Section 10.

    (o) "Parent Corporation" shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company own stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    (p) "Participant" shall mean an Eligible Employee who elects to participate in the Q.S.P. Plan and complies with the provisions of Section 6.

    (q) "Payday" of an Employee shall mean the regular and recurring established day for payment of cash compensation to Employees in the same classification or position.

    (r) "Q.S.P. Plan" shall mean the Datametrics Corporation Employee Qualified Stock Purchase Plan.

    (s) "Semi-Annual Period of Participation" shall mean each semi-annual period for which the Participant actually participates in the Offer Period. There shall be four (4) semi-annual periods of participation within the Offer Period. The first such semi-annual period shall begin on January 29, 1996 and end on the last business day in June 1996. The second such semi-annual period shall begin on the first business day in July 1996 and end on the last business day in December 1996. The third such semi-annual period shall begin on the first business day in January 1997 and end on the last business day in June 1997. The fourth such semi-annual period shall begin on the first business day in July 1997 and end on the last business day in December 1997.

    (t) "Semi-Annual Purchase Date" shall mean the last business day of June and December each year during the Offer Period on which shares of Stock are automatically purchased for Participants under the Q.S.P. Plan.

    (u) "Subsidiary Corporation" shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    (v) "Stock" shall mean the shares of the Company's Common Stock, $.01 par value.

  3. STOCK SUBJECT TO THE Q.S.P. PLAN.

  (a) Subject to Section 15, the shares of Stock that may be sold pursuant to Options granted under the Q.S.P. Plan shall not exceed 200,000 shares.

  (b) The maximum aggregate number of shares of Common Stock each Eligible Employee may purchase over the duration of the Q.S.P. Plan shall not exceed 10,000 shares.

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  (c) The Company shall reserve for issuance under the Q.S.P. Plan 200,000 shares of the Company's authorized but unissued Stock.

  (d) If any Option expires or is cancelled without having been fully exercised, the number of shares subject to such Option but as to which such Option was not exercised before its expiration or cancellation may again be optioned hereunder, subject to the limitations of subsection (a).

  (e) Any adjustment to the number of shares of Stock reserved for issuance under the Q.S.P. Plan shall be made only in accordance with Sections 15 (relating to recapitalization) and 18 (relating to amendments of the Q.S.P.
Plan).

  4. ELIGIBILITY. Each Employee of the Company or any Subsidiary Corporation who on the first day of any Enrollment Period:

    (a) has been employed by the Company or any Subsidiary Corporation for not less than thirty (30) days; and

    (b) is customarily employed by the Company or any Subsidiary Corporation for more than twenty (20) hours per week,

shall become an Eligible Employee on such day. An Employee who is an Eligible Employee on the Effective Date may elect to begin participating in the Q.S.P. Plan on any Entry Date on or after the Effective Date. The Effective Date shall become such Employee's Entry Date for the Offer Period, and on that date such Employee shall be granted an Option for the Offer Period; provided, however, that any such Option is subject to cancellation and such Employee's Entry Date may be changed in accordance with the terms of Section 9. An Employee who is not an Eligible Employee on the Effective Date may subsequently elect to participate in the Q.S.P. plan on any Entry Date for which he or she becomes an Eligible Employee. The first Entry Date on which such Employee is an Eligible Employee shall become such Employee's Entry Date for the Offer Period, and on that date such Employee shall be granted an Option for the Offer Period; provided, however, that any such Option is subject to cancellation and that such Employee's Entry Date may alter in accordance with the terms of Section 9.

  5. PURCHASE RIGHTS.

  (a) Options shall be granted under the Q.S.P. Plan until the earlier of the maximum number of shares of Stock subject to sale pursuant to Options have been sold, or the Q.S.P. Plan is terminated.

  (b) The Q.S.P. Plan shall be implemented under the Offer Period. Subject to subsection (c), the Offer Period will begin upon January 29, 1996 and will end on December 31, 1997. The first day of the Offer Period shall be the first day of the first Semi-Annual Period of Participation.

  (c) Under no circumstances shall any shares of Stock be issued hereunder until such time as (i) the Q.S.P. Plan shall have been approved by the Company's stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Stock are listed and all other applicable statutory and regulatory requirements.

  (d) Each Eligible Employee shall be granted a separate Option for the Offer Period. The Option shall be granted on the Entry Date on which such individual joins the Offer Period and shall be automatically exercised in successive semi-annual installments on the last day of each Semi-Annual Period of Participation in which the Eligible Employee participates. Accordingly, each Option may be exercised up to two (2) times each calendar year it remains outstanding. An Option granted under the Q.S.P. Plan may be cancelled pursuant to Section 9. In such event, the date on which a subsequent Option is granted to each Eligible Employee under the Q.S.P. Plan shall become the Entry Date for such Eligible Employee and such date shall supersede and replace any previous Entry Date.

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  6. PARTICIPATION IN THE Q.S.P. PLAN.

  (a) Each Eligible Employee may elect to participate in the Q.S.P. by submitting to the Administrator a completed and executed Authorization Card in accordance with subsection (b). An Eligible Employee who elects to participate in the Q.S.P. Plan shall elect on such Authorization Card any whole percentage of Base Pay (such percentage not to exceed ten percent (10%)) to be withheld by payroll deduction, which upon an exercise of a semi-annual installment of the Option granted to such Eligible Employee with respect to the Offer Period, shall be contributed to the Company as payment for shares of Stock purchased pursuant to such semi-annual installment of the Option. The deduction rate authorized by any Eligible Employee shall continue in effect for the remainder of the Offer Period, except to the extent such rate is changed in accordance with the following:

    (i) Each Eligible Employee may, at any one time during each Semi-Annual Period of Participation at least two weeks prior to the Semi-Annual Purchase Date, reduce his or her percentage of payroll deduction to any whole percentage by filing a new completed and executed Authorization Card with the Administrator (or his or her designate). At any one time during the two week period commencing one month prior to the Semi-Annual Purchase Date an Eligible Employee may increase his or her percentage of payroll deduction (not to exceed ten percent (10%)) by filing a new completed and executed Authorization Card with the Administrator (or his or her designate), with such increase to become effective beginning on the first day of the next Semi-Annual Period of Participation. An Eligible Employee may not increase or reduce his or her percentage of payroll deduction during the two week period immediately preceding each Semi-Annual Purchase Date. Any reduction of an Eligible Employee's percentage of payroll deduction shall become effective as soon as practicable after the filing of a new completed and executed Authorization Card with the Administrator (or his or her designate). If an Eligible Employee reduces his or her percentage of payroll deduction to zero percent (0%), the Company or Subsidiary Corporation will as soon as practicable thereafter pay to such Eligible Employee in cash in one lump sum the balance of payroll deductions credited to such Eligible Employee's account under the Q.S.P. Plan, without the payment of any interest thereon. The Eligible Employee will at that time be deemed to have ceased to participate in the Q.S.P. Plan and may only recommence active participation in the Q.S.P. Plan by submitting to the Administrator a new completed and executed Authorization Card in accordance with subsection (b). Upon cessation of participation, such Eligible Employee shall not be eligible to participate in the Q.S.P. Plan during the Semi-Annual Period of Participation which immediately follows the Semi-Annual Period of Participation during which such Employee ceased to participate in the Q.S.P. Plan.

  (b) An Employee who is an Eligible Employee on the Effective Date must submit his or her Authorization Card to the Administrator during the three week period immediately prior to the Effective Date in order to participate in the first Semi-Annual Period of Participation. An Employee who is an Eligible Employee on the Effective Date but who does not submit his or her Authorization Card to the Administrator during such three week period or an Employee who becomes an Eligible Employee subsequent to the Effective Date must submit his or her Authorization Card to the Administrator during the two week period commencing one month prior to such Eligible Employee's Entry Date.

  (c) An Eligible Employee's Authorization Card shall include express written authorization by the Eligible Employee to the Company to issue shares of Stock purchased under the Q.S.P. Plan to an account in the name of such Eligible Employee with a brokerage firm to be designated by the Administrator.

  7. PAYROLL DEDUCTIONS.

  (a) Cash compensation payable to an Eligible Employee who elects to participate in the Q.S.P. Plan for a Semi-Annual Period of Participation shall be reduced each Payday during such Semi-Annual Period of Participation through payroll deductions by an amount equal to the whole percentage of Base Pay payable on such Payday elected by the Eligible Employee under Section 6.

  (b) The amount of each Eligible Employee's payroll deduction shall be held by the Company or Subsidiary Corporation and credited to an account established for such Eligible Employee. Neither the Company nor any Subsidiary Corporation shall pay any interest on the funds credited to an Eligible Employee's account under the Q.S.P. Plan.

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  (c) During a leave of absence from the Company or any Subsidiary Corporation which is approved by the Company or Subsidiary Corporation and which meets the requirements of Treasury Regulation Section 1.421-7(h)(2), an Eligible
Employee may continue to participate in the Q.S.P. Plan by making cash payments to the Company or Subsidiary Corporation on each Payday equal to the dollar amount of the payroll deduction made for such Eligible Employee for the Payday next preceding the first day of such Eligible Employee's leave of absence.

  8. GRANT OF OPTIONS; EXERCISE OF OPTIONS.

  (a) Each Eligible Employee shall be granted an Option on his or her Entry Date for the Offer Period. Each Eligible Employee's Option shall be automatically exercised in semi-annual installments on the last day of each Semi-Annual Period of Participation during which the Eligible Employee is participating in the Q.S.P. Plan. The number of shares of Stock subject to each installment of an Eligible Employee's Option shall be the quotient of the total payroll deductions made for the Eligible Employee during the Semi-Annual Period of Participation, divided by the Option Price with respect to such Semi-Annual Period of Participation, excluding fractional shares of Stock; provided, however, that the number of shares of Stock subject to each Option shall not exceed 10,000 shares.

  (b) Except as otherwise provided in subsection (d) and Section 6(a)(i), each Eligible Employee participating in the Q.S.P. Plan shall be deemed to have exercised a semi-annual installment of his or her Option on the last day of any Semi-Annual Period of Participation in which the Eligible Employee is participating in the Q.S.P. Plan, to the extent that the balance of payroll deductions credited to such Eligible Employee's account under the Q.S.P. Plan is sufficient to purchase, at the Option Price, whole shares of Stock. No fractional shares of Stock shall be purchased upon the exercise of a semi-annual installment of the Option and any funds credited to such Eligible Employee's account remaining after the purchase of whole shares of Stock upon exercise of a semi-annual installment of an Option shall remain credited to such Eligible Employee's account and carried forward for purchase of shares of Stock pursuant to the exercise of a semi-annual installment of the Option on the last day of the next following Semi-Annual Period of Participation.

  (c) Upon exercise of a semi-annual installment of an Eligible Employee's Option, the Company shall as soon as practicable thereafter issue to the Eligible Employee such shares of Stock purchased pursuant to subsection (b). Such Stock is initially to be held in the brokerage account established by the Eligible Employee at such brokerage firm as designated by the Administrator and as authorized by the Eligible Employee upon enrollment in the Q.S.P. Plan.

  (d) An Eligible Employee's semi-annual installment shall not be exercised on the Semi-Annual Purchase Date if such Eligible Employee instructs the Administrator in writing at least two weeks prior to such Semi-Annual Purchase Date that such semi-annual installment is not to be exercised. As soon as practicable after receipt of such instruction, the Company or Subsidiary Corporation shall pay to such Eligible Employee in cash in one lump sum the balance of payroll deductions credited to such Eligible Employee's account under the Q.S.P. Plan, without the payment of any interest thereon. The Eligible Employee shall at that time be deemed to have ceased to participate in the Q.S.P. Plan and may only recommence active participation in the Q.S.P. Plan by submitting a new Authorization Card in accordance with the terms of
Section 6 above. Upon cessation of participation, such Eligible Employee shall not be eligible to participate in the Q.S.P. Plan during the Semi-Annual Period of Participation which immediately follows the Semi-Annual Period of Participation during which such Employee ceased to participate in the Q.S.P. Plan.

  (e) If the total number of shares of Stock for which Options are to be exercised on any date exceeds the number of shares remaining unsold under the Q.S.P. Plan (after deduction of all shares for which Options have theretofore been exercised), the Administrator shall make a pro rata allocation of the available remaining shares in as nearly a uniform manner as shall be practicable and any balance of payroll deductions credited to the accounts of Eligible Employees which have not been applied to the purchase of shares of Stock shall be paid to such Eligible Employees by the Company or Subsidiary Corporation in cash in one lump sum as soon as practicable, without payment of any interest thereon.

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  (f) Notwithstanding any provision in the Q.S.P. Plan to the contrary, an
Eligible Employee shall not be granted an Option:

    (i) if, immediately after the Option is granted, such Employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, any Parent Corporation or any Subsidiary Corporations. For purposes of determining stock ownership under this paragraph, the rules of Code Section 424(d) shall apply and Stock which an Eligible Employee may purchase under outstanding options held by such Eligible Employee shall be treated as stock owned by such Eligible Employee; or

    (ii) which permits such Eligible Employee's rights to purchase stock under the Q.S.P. Plan and all other employee stock purchase plans of the Company, any Parent Corporation, or any Subsidiary Corporations, which qualify under Code Section 423, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purpose of the limitations imposed by this paragraph, the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year, the right to purchase stock under an option accrues at the rate provided in the option (but in no case may such rate exceed $25,000 of fair market value of such stock determined at the time such option is granted for any one calendar year), and a right to purchase stock which has accrued under the option may not be carried over to any other option.

  (g) Any Employee who is an officer subject to Section 16(b) under the Securities Exchange Act of 1934, as amended, shall not sell, transfer, or otherwise dispose of any shares of Stock received upon the exercise of the Option granted hereunder for a period of six months after the purchase of such shares.

  9. CANCELLATION AND SUBSEQUENT GRANT OF OPTION. If the fair market value of a share of Stock on the first day of any Semi-Annual Period of Participation after the Effective Date is lower than the fair market value of a share of Stock on the Eligible Employee's Entry Date into the Q.S.P. Plan, the Eligible Employee's Option shall be cancelled as of the first day of such Semi-Annual Period of Participation and the Eligible Employee's purchase rights with respect to any remaining semi-annual installments under such Option shall be immediately extinguished without any further action by the Company, any Subsidiary Corporation, or the Eligible Employee. Upon such cancellation, a new Option shall be granted to such Eligible Employee which may thereafter be exercised in successive semi-annual installments on the last day of such Semi-Annual Period of Participation and each subsequent Semi-Annual Period of Participation; provided, however, that such Option may also subsequently be cancelled in accordance with the terms of this Section. In the event that an Option is cancelled and a new Option granted under this Section, the Eligible Employee's Entry Date for purposes of the provisions of the Q.S.P. Plan shall become the date upon which such new Option is granted.

  10. OPTION PRICE.

  (a) The per share exercise price of each Option (the "Option Price") shall be an amount equal to the lesser of:

    (i) 85% of the fair market value of a share of Stock on the Participant's Entry Date into the Q.S.P. Plan; or

    (ii) 85% of the fair market value of a share of Stock on the Semi-Annual Purchase Date corresponding to the Semi-Annual Period of Participation for which a Participant exercises a semi-annual installment of his or her Option.

  (b) For purposes of subsection (a) and Section 9, the fair market value of a share of Stock as of a given date shall be the closing price of a share of Stock on the principal exchange on which shares of Stock are then trading, if any, on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred.

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  11. ISSUANCE OF CERTIFICATES.

  (a) In the event the Administrator is required to obtain authority to issue certificates for any shares of Stock purchased by an Eligible Employee under the Q.S.P. Plan from any commissioner or agency, the Administrator shall seek to obtain such authority. If the Administrator is unable, after reasonable efforts, to obtain such authority, the Administrator, the Company, and any Subsidiary Corporations shall be relieved from all liability and shall pay to each such Eligible Employee the balance of payroll deductions credited to each such Eligible Employee's account under the Q.S.P. Plan in cash in one lump sum as soon as practicable, without the payment of any interest thereon.

  12. CESSATION OF PARTICIPATION.

  (a) Except as otherwise provided in Subsection 7(c), an Eligible Employee shall cease to participate in the Q.S.P. Plan in the event that:

    (i) the Eligible Employee reduces his or her percentage of payroll deduction to zero percent (0%) pursuant to Section 6(a)(i);

    (ii) the Administrator receives written instructions from the Eligible Employee that a semi-annual installment is not to be exercised pursuant to
  Section 8(d);

    (iii) the Administrator receives written instructions from the Eligible Employee to terminate such Eligible Employee's participation in the Q.S.P. Plan;

    (iv) the Eligible Employee resigns, is discharged from employment or has a leave of absence from the Company or any Subsidiary Corporation; or

    (v) the Employee dies.

  (b) Upon cessation of participation by an Eligible Employee, such Eligible Employee's payroll deductions shall cease. If such cessation of participation occurs during the last two weeks of a Semi-Annual Period of Participation, such Eligible Employee's Option installment shall be exercised on the Semi-Annual Purchase Date in accordance with Section 8(b). Upon cessation of participation at any other time, any balance of payroll deductions credited to such Eligible Employee's account under the Q.S.P. Plan shall be paid to the Employee in cash in one lump sum as soon as practicable after cessation of participation, without payment of any interest thereon.

  (c) An Eligible Employee shall not be eligible to participate in the Q.S.P. Plan during the Semi-Annual Period of Participation which immediately follows the Semi-Annual Period of Participation during which such Employee terminates participation in the Q.S.P. Plan under paragraph (a).

  13. TRANSFER OF OPTION. Options granted pursuant to the Q.S.P. Plan shall not be transferable by an Eligible Employee, other than by will or the laws of descent and distribution, and shall be exercisable during the Eligible Employee's lifetime only by such Eligible Employee.

  14. BENEFICIARY.

  (a) Each Eligible Employee shall designate on his or her Authorization Card a beneficiary or beneficiaries and may, without such beneficiaries' consent, change such designation. Any designation shall be effective only after it is received by the Administrator and shall be controlling over any disposition by will or otherwise. Upon the death of an Eligible Employee, except as provided in Section 12(b) the balance of payroll deductions credited to such Eligible Employee's account shall be paid or distributed to the designated beneficiary or beneficiaries, or in the absence of such designation, to the executor or administrator of the Eligible Employee's estate, and in either event the Administrator, the Company, and any Subsidiary Corporations shall not be under any further liability to anyone.

                                     II-7
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  15. RECAPITALIZATION. If there shall be any change in the Stock subject to the Q.S.P. Plan or the Stock subject to any Option, through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of 2% of the fair market value of the Stock) or other change in the corporate structure of the Company, appropriate adjustments shall be made by the Administrator to the aggregate number of shares subject to the Q.S.P. Plan and the number of shares and the price per share subject to outstanding Options in order to preserve, but not to increase, the benefits of the Eligible Employees hereunder; provided, however, that subject to any required action by the stockholders, if the Company shall not be the surviving corporation in any such merger, consolidation or reorganization, every Option outstanding shall terminate, unless the surviving corporation shall (subject to applicable provisions of the Code) issue a new Option therefor or assume (with appropriate changes) the existing Option. If the Option shall terminate by reason of such merger, consolidation, or reorganization, then any provision herein to the contrary notwithstanding, any Option held by an Eligible Employee may be exercised, in whole or in part, by such Eligible Employee at any time prior to or concurrently with consummation of such merger, consolidation, or reorganization.

  16. RIGHTS AS A STOCKHOLDER. An Eligible Employee shall have no rights as a stockholder with respect to any shares of Stock covered by Options until the date of the issuance of a certificate for such shares of Stock. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as otherwise expressly provided herein.

  17. COSTS; INDEMNIFICATIONS.

  (a) The Company shall pay all costs and expenses incurred in administering the Q.S.P. Plan.

  (b) In addition to such other rights of indemnification as the Administrator may have as a director or officer of the Company, the Company shall indemnify and hold the Administrator harmless against any and all liability, loss, costs, damages, attorneys' fees and other expenses the Administrator may sustain or incur in connection with administration of the Q.S.P. Plan, except for liability, loss, costs, damages, attorneys' fees and other expenses caused by the negligence of the Administrator or his agent; provided, that within 60 days after the institution of any action, suit or proceeding the Administrator shall in writing offer the Company the opportunity to handle, prosecute or defend the same, at the Company's own expense. The Administrator shall have the right, but not the obligation, to adjust, settle, or compromise any claim, obligation, debt, demand, suit or judgment against the Administrator, and if such settlement is approved by independent legal counsel selected by the Company then the Company shall reimburse the Administrator for all sums of money the Administrator may pay or become liable to pay against which the Administrator is indemnified hereunder.

  18. AMENDMENT OR TERMINATION OF THE Q.S.P. PLAN. The Board of Directors may at any time, with respect to any shares of Stock not then subject to Options, suspend or terminate the Q.S.P. Plan, and may amend the Q.S.P. Plan from time to time as the Board of Directors may deem advisable; provided, however, that except as provided in Section 15 hereof, the Board of Directors shall not amend the Q.S.P. Plan in the following respects without the affirmative vote of approval by a majority of the outstanding shares of Stock of the Company:

    (a) To increase the maximum number of shares of Stock subject to the Q.S.P. Plan;

    (b) To change the designation or class of employees eligible to receive Options under the Q.S.P. Plan;

    (c) To materially increase the benefits accruing to Employees under the Q.S.P. Plan; or

    (d) In any manner which would cause the Q.S.P. Plan to no longer be an employee stock purchase plan under Code Section 423.

  19. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Stock pursuant to the exercise of Options shall be deposited in the account of the general corporate funds of the Company.

  20. APPROVAL OF STOCKHOLDERS. The Q.S.P. Plan shall become effective on the Effective Date subject to the affirmative vote by a majority of the outstanding shares of Stock of the Company approving the Q.S.P. Plan (which approval must occur within twelve (12) months before or after the date the Q.S.P. Plan is adopted by the Board of Directors).

  21. NO RIGHTS AS AN EMPLOYEE. Nothing in the Q.S.P. Plan shall be construed to give any person the right to remain in the employ of the Company or any Subsidiary Corporation or to affect the Company or any Subsidiary
Corporation's right to terminate the employment of any person at any time with or without cause.

  22. TITLES. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Q.S.P. Plan.

  23. CONFORMITY TO SECURITIES LAWS. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Options shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Q.S.P. Plan and Options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

                                     II-9